Gratitude Health, Inc. 8-K

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

Gratitude Health, Inc.,

Fresh Market Merger Sub, Inc.

and

Home Bistro, Inc.

Dated as of April 20, 2020

THIS AGREEMENT AND PLAN OF MERGER, dated as of April 20, 2020 (this “Agreement”), by and among Gratitude Health, Inc., a Nevada corporation (the “Company”), Fresh Market Merger Sub, Inc., Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), and Home Bistro, Inc., a Delaware corporation (“Home Bistro”).

WHEREAS, the respective Boards of Directors of the Company, Merger Sub and Home Bistro have approved and declared advisable the merger of Merger Sub with and into Home Bistro (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the respective Boards of Directors of the Company and Home Bistro have determined that the Merger is in furtherance of and consistent with their respective business strategies and is in the best interest of their respective stockholders, and the Company has approved this Agreement and the Merger as the sole stockholder of Merger Sub;

WHEREAS, for federal income tax purposes, the Company, Merger Sub and Home Bistro intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, immediately after the Effective Time, Home Bistro shall be renamed Fresh Diet, Inc. and the Company shall be renamed Home Bistro, Inc.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub, at the Effective Time, shall be merged with and into Home Bistro. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and Home Bistro shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and shall be a wholly owned subsidiary of the Company.

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place on such date as mutually determined by the parties hereto after the satisfaction or waiver of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) set forth in Article VI, unless this Agreement has been theretofore terminated pursuant to its terms (the actual date of the Closing being referred to herein as the “Closing Date”). The Closing shall be held at the place previously agreed to in writing by the parties. At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger relating to the Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of such filing, or if another date and time is specified in such filing, such specified date and time, being the “Effective Time”).

Section 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the Certificate of Merger, this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of Home Bistro and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Home Bistro and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.4 Certificate of Incorporation; By-laws. At the Effective Time, (i) the Certificate of Incorporation, as amended, of the Surviving Corporation shall be its Certificate of Incorporation and (ii) the By-laws of the Surviving Corporation shall be its By-laws, in each case until thereafter changed or amended as provided therein or applicable federal, state, national, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any governmental body or authority (“Law”).

Section 1.5 Directors and Officers of Surviving Corporation. At the Effective Time, the initial directors of the Surviving Corporation shall be the persons designated on Exhibit A hereto, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation. The initial officers of the Surviving Corporation shall be the persons designated on Exhibit A hereto, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

Section 1.6 Directors; Officers; Change of Company Name. The parties will take all action necessary such that as of the Effective Time (x) the Board of Directors of the Company shall consist of the three (3) members set forth on Exhibit A hereto, of whom three (3) out of three (3) directors have been designated by the parties and (y) the officers of the Company shall consist of the officers set forth on Exhibit A hereto. The parties shall take such action as is necessary to structure the Board of Directors of the Company to satisfy applicable stock exchange and corporate governance requirements. Immediately after the Effective Time, the Company shall take, or cause to be taken, all action necessary to amend the Company Certificate (as defined) such that the Company shall be renamed Home Bistro, Inc. (the “Name Change”).

ARTICLE II

EXCHANGE AND CONVERSION OF SECURITIES; REVERSE SPLIT; SERIES XX CONVERSION; AMENDMENTS

Section 2.1 Exchange and Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub, Home Bistro or the holders of any of the following securities:

(a) Exchange of Home Bistro Common Stock for Company Common Stock. Each share of common stock, par value $0.001 per share, of Home Bistro (“Home Bistro Common Stock”) issued and outstanding immediately prior to the Effective Time, shall be automatically converted into a right to receive a number of shares of Common Stock of the Company (“Company Common Stock”) equal to fifteen thousand one hundred and point three to one (15,100.3 to 1) (the “Exchange Ratio”).  At the Effective Time, all such shares of Home Bistro Common Stock shall be tendered to Merger Sub and any shares held in treasury shall be cancelled for no further consideration.

(b) Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

Section 2.2 The Company’s Articles of Incorporation; Company Articles. The Company understands that the authorized capital stock shall consist of 1,000,000,000 shares of Company Common Stock, par value $0.001 per share, and 20,000,000 shares of blank check preferred stock, par value $0.001 per share (the “Company Preferred Stock”).

Section 2.3 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Home Bistro Common Stock and Home Bistro Preferred Stock outstanding immediately prior to the Effective Time and held by a stockholder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such shares in accordance with the DGCL, shall not be converted into a right to receive shares of Company Common Stock and instead shall be entitled to receive payment of the appraised value of such shares of Home Bistro Common Stock and Home Bistro Preferred Stock held by them in accordance with the DGCL unless such stockholder fails to effectively perfect or withdraws or otherwise loses such stockholder’s right to appraisal. If, after the Effective Time such stockholder fails to perfect or withdraws or loses such stockholder’s right to appraisal, such shares of Home Bistro Common Stock or Home Bistro Preferred Stock shall be treated as if they had been converted as of the Effective Time into the right to receive such consideration. Home Bistro shall give the Company prompt notice of any demands received by Home Bistro for appraisal of shares of Home Bistro Common Stock. Home Bistro shall not settle, make any payments with respect to, or offer to settle, any claim with respect to dissenting shares without the consent of the Company.

Home Bistro shall give Company prompt written notice of any demands by dissenting stockholders received by Home Bistro, withdrawals of such demands and any other instruments served on Home Bistro and any material correspondence received by Home Bistro in connection with such demands, and Company shall have the right to direct all negotiations and proceedings with respect to such demands; provided that Home Bistro shall have the right to participate in such negotiations and proceedings.  Home Bistro shall not, except with Company’s prior written consent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or approve any withdrawal of any such demands or agree to do any of the foregoing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND MERGER SUB

Except as set forth in the Disclosure Schedule which identifies exceptions by specific section references delivered by the Company and Merger Sub to Home Bistro prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company and Merger Sub hereby jointly and severally represent and warrant to Home Bistro as follows:

Section 3.1 Organization and Qualification; Subsidiaries. Each of the Company and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and the State of Delaware, respectively. The Company and Merger Sub each do not own any capital stock of, or any equity, ownership or profit sharing interest of any nature in, or controls directly or indirectly, any other entity other than Company’s ownership of Merger Sub and Gratitude Health, Inc., a Florida corporation.  The Company and Merger Sub each is not nor has it otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity.  Each of the Company and Merger Sub has not agreed nor is it obligated to make, or is bound by any agreements, contract or similar documents under which it may become obligated to make, any future investment in or capital contribution to any other entity.  Each of the Company and Merger Sub has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, have a material adverse effect. The Company does have any subsidiaries other than Merger Sub.

Section 3.2 Certificate of Incorporation and By-laws; Corporate Books and Records. The copies of the Company’s Restated Certificate of Incorporation (the “Company Certificate”) and Amended and Restated By-laws (the “Company By-laws”) provided to Home Bistro are complete and correct copies thereof as in effect on the date hereof. Neither the Company nor Merger Sub is in violation of any of the provisions of the Company or Merger Sub’s Certificate or the Company or Merger Sub’s By-laws. True and complete copies of all minute books of the Company have been made available by the Company to Home Bistro.

Section 3.3 Capitalization

(a) As of the Effective Time, (A)17,082,065 shares of Company Common Stock (other than treasury shares) will be issued and outstanding, all of which shall be validly issued and fully paid, nonassessable and free of preemptive rights, and (B) 982,917,95shares of Company Common Stock will be held in the treasury of the Company.

(b) Other than as disclosed in Schedule 3.3 to the Company Disclosure Schedule attached, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound relating to the issued or unissued capital stock or other equity interests of the Company or any of its subsidiaries, or securities convertible into or exchangeable for such capital stock or other equity interests, or obligating the Company or any of its subsidiaries to issue or sell any shares of its capital stock or other equity interests, or securities convertible into or exchangeable for such capital stock of, or other equity interests in, the Company or any of its subsidiaries.

(c) Other than as disclosed in Schedule 3.3 to the Company Disclosure Schedule attached, there are no outstanding contractual obligations of the Company or  Merger Sub (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of, or (E) granting any preemptive or antidilutive right with respect to, any shares of Company Common Stock, Company Preferred Stock, or any capital stock of, or other equity interests in, the Company or Merger Sub. Each outstanding share of capital stock of Merger Sub is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by the Company or another of its subsidiaries, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company’s or such other of its subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever (“Encumbrances”). There are no outstanding contractual obligations of the Company or Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any of its subsidiaries or any other person, other than guarantees by the Company of any indebtedness or other obligations of Merger Sub.

(d) Other than as disclosed in Schedule 3.3 to the Company Disclosure Schedule attached, the Company does not have outstanding any bonds, debentures, notes, or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. The Company has not adopted a stockholder rights plan.

Section 3.4 Authority.

(a) Each of the Company and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and Merger Sub and the consummation by the Company and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company or Merger Sub and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly authorized and validly executed and delivered by each of the Company and Merger Sub and constitutes a legal, valid and binding obligation of each of the Company and Merger Sub, enforceable against each of the Company and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) The Board of Directors of the Company (the “Company Board”), by resolutions duly adopted by unanimous vote by unanimous written consent and not subsequently rescinded or modified in any way (the “Company Board Approval”), has duly (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are advisable and fair to and in the best interests of the Company and its stockholders, and (ii) approved and adopted this Agreement, and the transactions contemplated hereby (including the Merger). The Company Board Approval constitutes approval of this Agreement and the Merger as required under any applicable state takeover Law and no such state takeover Law is applicable to the Merger or the other transactions contemplated hereby, including, without limitation, the restrictions on business combinations contained in Section 203 of the DGCL.

(c) Merger Sub’s Board of Directors, by unanimous written consent, has (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are advisable and fair to and in the best interests of the Company, as Merger Sub’s sole stockholder, (ii) approved and adopted this Agreement and the transactions contemplated hereby (including the Merger), and (iii) recommended that the Company approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).

Section 3.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of the Company and Merger Sub does not, and the performance of this Agreement by each of the Company and Merger Sub will not, (A) contravene, conflict with or result in a violation of any provision of the Company Certificate or Company By-laws or any equivalent organizational documents of any of its Subsidiaries (including Merger Sub), (B) (assuming that all consents, approvals, authorizations and permits described in Section 3.5(b) have been obtained and all filings and notifications described in Section 3.5(b) have been made and any waiting periods thereunder have terminated or expired) conflict with or violate any Law applicable to the Company or any of its subsidiaries or any order, writ, injunction, judgment or decree to which the Company or Merger Sub, or any of the property or asset of the Company or Merger Sub is subject, bound or affected or (C) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company of Merger Sub pursuant to, any contract or other instrument or obligation, except, with respect to clauses (B) and (C), for any such conflicts, violations, consents, approvals, breaches, losses, defaults or other occurrences which would not, individually or in the aggregate, have a material adverse effect. The execution and delivery of this Agreement by each of the Company and Merger Sub does not, and the performance of this Agreement by each of the Company and Merger Sub will not, contravene, conflict with or result in a violation of any of the terms or requirements of, or give any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority); or (d) self-regulatory organization (including Nasdaq) (a “Governmental Body”) the right to revoke, withdraw, suspend, cancel, terminate or modify, any authorization that is held by the Company or Merger Sub, except as would not reasonably be expected to be material to the Company or Merger Sub or their respective business.

(b) The execution and delivery of this Agreement by each of the Company and Merger Sub does not, and the performance of this Agreement by each of the Company and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other person, except (A) under the Exchange Act, the Securities Act, applicable Blue Sky Law and the filing and recordation of the Certificate of Merger as required by the DGCL and (B) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a material adverse effect.

(c) The execution and delivery of this Agreement by each of the Company and Merger Sub does not, and the performance of this Agreement by the Company and Merger Sub, does not contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, sublicense or other legally binding commitment or undertaking of any nature to which such person is a party or by which such person or any of its assets are bound or affected under applicable Law agreements, document or contract (“Material Contract”), or give any person the right to: (i) declare a default or exercise any remedy under any Company or Merger Sub Material Contract; (ii) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Company or Merger Sub Material Contract; (iii) accelerate the maturity or performance of any Company or Merger Sub Material Contract; or (iv) cancel, terminate or modify any term of any Company or Merger Sub Material Contract, except in the case of any non-material breach, default, penalty or modification.

(d) The execution and delivery of this Agreement by each of the Company and Merger Sub does not, and the performance of this Agreement by the Company and Merger Sub shall not result in the imposition or creation of any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset (“Encumbrance”)  upon or with respect to any asset owned or used by the Company or Merger Sub.

(e) Except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the Preferred Stock and holders of notes, the Company or Merger Sub is not nor will it be required to make any filing with or give any notice to, or to obtain any consent from, any person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the contemplated transactions, which if individually or in the aggregate were not given or obtained, would reasonably be expected to prevent or materially delay the ability of the Company or Merger Sub to consummate the contemplated transactions.

Section 3.6 Ownership of Merger Sub; No Prior Activities. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a direct wholly-owned subsidiary of the Company. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.

Section 3.7 Financials.

(a) The consolidated financial statements of the Company as of the period ending December 31, 2017, audited through December 31, 2018 (including the notes thereto) provided by the Company to Home Bistro (the “Company Financial Statements”) were prepared in accordance with GAAP applied (except as may be indicated in the notes thereto) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and present fairly the consolidated financial position, results of operations and cash flows of the Company and the consolidated subsidiaries of the Company as of the respective dates thereof and for the respective periods indicated therein. The books and records of the Company and each of its subsidiaries have been, and are being, maintained in accordance with applicable material legal and accounting requirements.

(b) Except as and to the extent set forth on the consolidated balance sheet of the Company and its consolidated subsidiaries included in the Company’s Financial Statements or as otherwise disclosed on Schedule 3.7 of the Company Disclosure Schedules, none of the Company, Merger Sub or any of its consolidated subsidiaries has any liabilities, indebtedness, or expense of any kind, whether accrued, absolute, contingent, matured or unmatured (whether or not required to be reflected in the financial statements in accordance with GAAP) or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for normal year-end adjustments and liabilities or obligations incurred in the ordinary course of business that would not, individually or in the aggregate, have a material adverse effect.

(c) Each of the Company and Merger Sub maintains accurate books and records reflecting their assets and liabilities.  The Company has a material weakness in its internal controls as reported in its filings with the Securities and Exchange Commission (the “SEC”).

(d) There have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer or chief financial officer or the Company Board of Directors or any committee thereof.  Neither the Company nor its independent auditors have identified (i) any fraud, whether or not material, that involves the Company, its management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (ii) any claim or allegation regarding any of the foregoing.

(e) Between the date of the Company’s latest unaudited Balance Sheet and the date of this Agreement, the Company has conducted its business only in the ordinary course of business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any change, event, circumstance, or development that would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company (a “Company Material Adverse Effect”).  The Company and Merger Sub do not have any knowledge of any Company Material Adverse Effect regarding the preparation and completion of the audit being conducted on the Company’s Financial Statements for the fiscal year ended December 31, 2019.

Section 3.8 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or Merger Sub.

Section 3.9 Tax Treatment. Neither the Company nor Merger Sub, has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Neither the Company nor Merger Sub is aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 3.10 Litigation. Except as and to the extent disclosed in Schedule 3.10 of the Company Disclosure Schedule, (a) there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company or Merger Sub, threatened in writing against the Company or Merger Sub (b) each of the Company and Merger Sub is not subject to any outstanding and unsatisfied order, writ, injunction, decree or arbitration ruling, award or other finding. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company or Merger Sub, threatened in writing against the Company or Merger Sub that, as of the date hereof, challenges the validity or propriety, or seeks to prevent consummation of, the Merger or any other transaction contemplated by this Agreement.

Section 3.11 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Merger Sub Common Stock are the only votes of the holders of any class or series of capital stock or other equity securities of the Company or Merger Sub necessary to approve this Agreement and the transactions contemplated hereby, including the Merger (the  “Merger Sub Stockholder Approval”).

Section 3.12    Taxes.

(a)  Except as set forth on Schedule 3.12 of the Company Disclosure Schedule, each of the Company and Merger Sub has prepared and timely filed all material tax returns required to be filed relating to any and all taxes concerning or attributable to the Company and Merger Sub and their respective operations other than taxes being disputed, and such tax returns have been completed in accordance with applicable legal requirements in all material respects. Each of the Company and Merger Sub has paid or withheld all taxes required to be paid or withheld with respect to their Employees and have paid over to the appropriate Taxing authority all such taxes. Each of the Company and Merger Sub has executed any outstanding waiver of any statute of limitations on or outstanding extension of the period for the assessment or collection of any Tax.

(b)  Except as set forth on Schedule 3.12 of the Company Disclosure Schedule, no audit or other examination of any tax return of the Company or Merger Sub is presently in progress, nor has the Company or Merger Sub been notified in writing of any request for such an audit or other examination.

(c)  Except as set forth on Schedule 3.12 of the Company Disclosure Schedule, each of the Company and Merger Sub has no liabilities for unpaid taxes which have not been accrued or reserved on the Company Balance Sheet in accordance with GAAP, and the Company and Merger Sub has not incurred any liability for taxes since the date of the Company Balance Sheet other than in the ordinary course of business. There are no liens on the assets of the Company or Merger Sub relating to or attributable to taxes.

(d) The Company has not been, during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States Real Property Holding Company” within the meaning of Section 897(c)(2) of the Code.  The Company (i) has never been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return, (ii) owes no amount under any tax sharing, indemnification or allocation agreement, (iii) has any liability for the taxes of any person (other than the Company) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign legal requirements), as a transferee or successor, by contract, or otherwise.  Each of the Company or Merger Sub has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(e)  There is no agreement, plan, arrangement or other contract covering any current or former employee or other service provider of the Company or Merger Sub to which  the Company or Merger Sub is a party or by which the Company or Merger Sub is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could be expected to, as a result of the transactions contemplated hereby, give rise directly or indirectly to the payment of any amount that would be characterized as an “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign tax law).  No employee, director, consultant or other service provider of the Company or Merger Sub is entitled to receive any additional gross up payment from the Company by reason of any taxes imposed by Section 4999 of the Code.

(f)  There is no contract of the Company or Merger Sub covering any of its employees that, considered individually or considered collectively with any other such contract of the Company or Merger Sub, will, or would reasonably be expected to, as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that could reasonably be expected to be non-deductible under Section 162(m) of the Code (or any corresponding or similar provision of state, local or foreign Tax Legal Requirements).

Section 3.13    Compliance.  Each of the Company and Merger Sub is not in any material respect in conflict with, or in default or in violation of, any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any governmental entity applicable to the Company or Merger Sub or by which the Company or Merger Sub or any of their respective businesses or properties is bound or affected, including, any laws, rules or regulations relating to anticompetitive or unfair pricing or trade practices, false advertising, consumer protection, export or import controls, government contracting, anti-kickback compliance, occupational health and safety, equal employment opportunities, fair employment practices, and sex, race, religious and age discrimination.  There is no judgment, injunction, order or decree binding upon the Company or Merger Sub which has or would reasonably be expected to have the effect of prohibiting or materially impairing the Company’s Merger Sub’s business or the parties’ ability to consummate the transactions contemplated herein. Each of the Company and Merger Sub hold all required governmental authorizations which are material to the operation of the business of the Company or Merger Sub as currently conducted (collectively, the “Company Permits”).  Schedule 3.13 of the Company Disclosure Schedule identifies each Company Permit.  Each of the Company and Merger Sub is in material compliance with the terms of the Company Permits.  No Legal Proceeding is pending or, to the knowledge of the Company or Merger Sub threatened, which seeks to revoke, limit, suspend, or materially modify any Company Permit.  The rights and benefits of each Company Permit will be available to the Company, immediately after the Effective Time on terms substantially identical to those enjoyed by the  Company as of the date of this Agreement and immediately prior to the Effective Time.

Section 3.14 Employee Plans.

(a)  The Company has not maintained, established, sponsored, participated in, or contributed to any material plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded (herein,  the “Company Employee Plan”), including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Except as set forth in Schedule 3.14 to the Company Disclosure Schedule, the Company is not a party, and never has been a party, to any employment, severance, consulting, relocation, or other agreement or contract under which the Company has a current material obligation (herein, “Company Employee Agreement”). The Company has no commitment to establish any new Company Employee Plan or Company Employee Agreement, to materially modify any Company Employee Plan or Company Employee Agreement (except to the extent required by applicable legal requirements), or to adopt or enter into any Company Employee Plan or Company Employee Agreement.

(b) The Company has never maintained, established, sponsored, participated in, or contributed to, any (i) Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code; (ii) Multiemployer Plan; (iii) “multiple employer plan” as defined in ERISA or the Code; or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code.  No Company Employee Plan provides health benefits that are not fully insured through an insurance contract.

(c)  Neither the Company nor Merger Sub is in conflict with, or in default under or in violation of, any applicable foreign, federal, state and local laws, regulations, or collective bargaining agreements or arrangements respecting employment, employment practices, terms and conditions of employment, Tax withholding, prohibited discrimination, equal employment, fair employment practices, immigration status, employee safety and health, and wages and hours, except for those conflicts, defaults or violations that, individually or in the aggregate, would not, individually or in the aggregate, have a material adverse effect.

(d)  Each of the Company and Merger Sub is not a party to any collective bargaining agreement or union contract with respect to the Company employees and no collective bargaining agreement is being negotiated by the Company or Merger Sub.  There is no labor dispute, strike or work stoppage against the Company pending or, to the knowledge of the Company, threatened or reasonably anticipated.  As of the date hereof, there are no actions, suits, claims, or proceedings pending, or, to the knowledge of the Company, threatened against the Company, relating to any labor, safety or discrimination matters involving any the Company employee, including, without limitation, charges of material unfair labor practices or discrimination complaints.

Section 3.15 Real Property.

The Company does not currently own, or has ever owned, any real property.

Section 3.16 Takeover Statutes.

The Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions any takeover statutes pursuant to the Nevada Revised Statutes, to the extent applicable. To the knowledge of the Company, no other state takeover or similar statute or regulation (each, a “Takeover Statute”) is applicable to the Merger or the other transactions contemplated by this Agreement.

Section 3.17 Intellectual Property.

(a)  The Company owns, or has the legal and valid right to use, as currently being used by  the Company, all intellectual property owned by, licensed to, or controlled by the Company that is necessary for or used in the business of the Company as presently conducted (“Company IP Rights”), and with respect to Company IP Rights that are owned by the Company, has the right to bring actions for the infringement of such Company IP Rights.

(b)  Schedule 3.17 of the Company Disclosure Schedule sets forth an accurate, true and complete listing of all Company IP Rights that are owned by the Company that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights, and registered trademarks (including domain names) and all applications for any of the foregoing and to the knowledge of the Company, all Company Rights that are exclusively licensed to the Company that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights, and registered trademarks (including domain names) and all applications for any of the foregoing, and, specifying as to each such item, as applicable, the owner(s) of record (and, in the case of domain names, the registrar), jurisdiction of application and/or registration, the application and/or registration number, the date of application and/or registration, and the status of application and/or registration.  To the Company’s knowledge, each item of Company IP Rights that is registered is and at all times has been filed and maintained in compliance with all applicable Law and all filings, payments, and other actions required to be made or taken to maintain such item of registration  in full force and effect have been made by the applicable deadline.

(c)  Schedule 3.17 of the Company Disclosure Schedule accurately identifies (i) all material Company Contracts pursuant to which the Company IP Rights are licensed to the Company (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other intellectual property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of the Home Bistro products or services, (B) any intellectual property licensed ancillary to the purchase or use of equipment, reagents or other materials and (C) any confidential information provided under confidentiality agreements), and (ii) whether the license or licenses granted to Home Bistro are exclusive or non-exclusive.  Schedule 3.17 of the Company Disclosure Schedule accurately identifies each material the Company Contract pursuant to which the Company has granted any license under, or any right (whether or not currently exercisable) or interest in, any the Company IP Rights to any person. There is no current or pending action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel (a “Legal Proceeding”) (including, but not limited to, opposition, interference, inter parties review, or other proceeding in any patent or other government office) contesting the validity, ownership or right to use, sell, license or dispose of any the Company IP Rights or products or technologies, nor has the Company received any written notice asserting or suggesting that any such the Company IP Rights, or the Company’s right to use, sell, license or dispose of any such the Company IP Rights or products or technologies conflicts with or infringes or misappropriates or will conflict with or infringe or misappropriate the rights of any other person. Each Person who is or was an employee or contractor of the Company and who is or was involved in the creation or development of any material the Company IP Rights has signed a valid, enforceable agreement containing an assignment of such intellectual property to the Company and confidentiality provisions protecting confidential information of the Company. No current or former stockholder, officer, director, or employee of Company has any claim, right (whether or not currently exercisable), or interest to or in any the Company IP Rights purported to be owned by the Company.  To the Knowledge of the Company, no employee of the Company or any or any of its Subsidiaries is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for  the Company or (b) in breach of any Contract with any former employer or other person concerning the Company IP Rights purported to be owned by the Company or confidentiality provisions protecting trade secrets and confidential information comprising the Company IP Rights purported to be owned by the Company.

Section 3.18 Assets.

The Company owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all assets reflected on the Company Unaudited Balance Sheet; and (b) all other assets reflected in the books and records of the Company as being owned by the Company.  All of such assets are owned or, in the case of leased assets, leased by the Company free and clear of any Encumbrances.

Section 3.19 Contracts and Agreements.

(a)        Schedule 3.19 of the Company Disclosure Schedule identifies each of the material the Company Contract in effect as of the date of this Agreement (each, a “Company Material Contract”and collectively, the “Company Material Contracts”):

(i)         each the Company Contract relating to any agreement of indemnification or guaranty not entered into in the ordinary course of business;

(ii)        each Company Contract containing (A) any covenant limiting the freedom of the Company or the Surviving Corporation to engage in any line of business or compete with any person, (B) any most-favored pricing arrangement, (C) any exclusivity provision, or (D) any non-solicitation provision;

(iii)       each Company Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $100,000 pursuant to its express terms and not cancelable without penalty;

(iv)       each Company Contract relating to the disposition or acquisition of material assets or any ownership interest in any entity;

(v)      each Company Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Encumbrances with respect to any assets of Company or any loans or debt obligations with officers or directors of Company;

(vi)       each Company Contract requiring payment by or to Company after the date of this Agreement in excess of $100,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions); (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of the Company; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which the Company has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which the Company has continuing obligations to develop any intellectual property that will not be owned, in whole or in part, by the Company; or (D) any Contract to license any third party to manufacture or produce any product, service or technology of the Company or any Contract to sell, distribute or commercialize any products or service of the Company;

(vii)      each Company Contract with any person, including any financial advisor, broker, finder, investment banker or other person, providing advisory services to Home Bistro in connection with the contemplated transactions;

(viii)     each Company real estate lease;

(ix)       each Company Contract with any Governmental Body;

(x)        each Company IP Rights Agreement;

(xi)       each Company Contract containing any royalty, dividend or similar arrangement based on the revenues or profits of Company; or

(xii)      any other Company Contract that is not terminable at will (with no penalty or payment) by Company, and (A) which involves payment or receipt by Company after the date of this Agreement under any such agreement, contract or commitment of more than $100,000 in the aggregate, or obligations after the date of this Agreement in excess of $100,000 in the aggregate, or (B) that is material to the business or operations of the Company.

(b)  The Company has delivered or made available to Home Bistro accurate and complete copies of all the Company Material Contracts, including all amendments thereto.  Except as set forth in Schedule 3.19 of the Company Disclosure Schedule, there are no Company Material Contracts that are not in written form.  Neither the Company, nor to the Company’s  knowledge, as of the date of this Agreement has any other party to a Company Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Company Material Contract in such manner as would permit any other party to cancel or terminate any such Company Material Contract, or would permit any other party to seek damages which would reasonably be expected to be material to the Company or its business.  As to the Company, as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect.  No person is renegotiating, or has a right pursuant to the terms of any Company Material Contract to change, any material amount paid or payable to Company under any Company Material Contract or any other material term or provision of any Company Material Contract.

Section 3.20 Environmental Matters.

The Company has complied with all applicable federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Law or regulation relating to emissions, discharges, releases or threatened releases of hazardous materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous material (“Environmental Laws”), which compliance includes the possession by the Company of all permits and other governmental authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in such compliance that, either individually or in the aggregate, would not reasonably be expected to be material to the Company or its business.  The Company has not received, any written notice or other communication (in writing or otherwise), whether from a Governmental Body or other person, that alleges that the Company is not in compliance with or has liability pursuant to any Environmental Law and, to the knowledge of the Company, there are no circumstances that would reasonably be expected to prevent or interfere with the Home Bistro’s or any of its Subsidiaries’ compliance in any material respects with any Environmental Law, except where such failure to comply would not reasonably be expected to be material to the Company or its business.  No current or (during the time a prior property was leased or controlled by the Company) prior property leased or controlled by the Company has had a release of or exposure to hazardous materials in material violation of or as would reasonably be expected to result in any material liability of the Company pursuant to Environmental Law.  No consent, approval or governmental authorization of or registration or filing with any Governmental Body is required by Environmental Laws in connection with the execution and delivery of this Agreement or the contemplated transactions.

Section 3.21 Insurance.

The Company has delivered or made available to Home Bistro accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company.  Each of such insurance policies is in full force and effect and  the Company is in compliance in all material respects with the terms thereof.  Other than customary end of policy notifications from insurance carriers, the Company has not received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy.  The Company has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding that is currently pending against the Company for which the Company has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company of its intent to do so.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF HOME BISTRO

Except as set forth in the Disclosure Schedule which identifies exceptions by specific section references delivered by Home Bistro to the Company prior to the execution of this Agreement (the “Home Bistro Disclosure Schedule”), Home Bistro hereby represents and warrants to the Company as follows:

Section 4.1 Organization and Qualification; Subsidiaries. Home Bistro is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Home Bistro has no subsidiaries. Home Bistro does not own any capital stock of, or any equity, ownership or profit sharing interest of any nature in, or controls directly or indirectly, any other entity.  Home Bistro is not nor has it otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity.  Home Bistro has not agreed nor is it obligated to make, or is bound by any agreements, contract or similar documents under which it may become obligated to make, any future investment in or capital contribution to any other entity.  Home Bistro has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Home Bistro is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, have a material adverse effect.

Section 4.2 Certificate of Incorporation and By-laws; Corporate Books and Records. The copies of Home Bistro’s Certificate of Incorporation (the “Home Bistro Certificate”) and By-laws (the “Home Bistro By-laws”) as provided to the Company are complete and correct copies thereof as in effect on the date hereof. Home Bistro is not in violation of any of the provisions of the Home Bistro Certificate or the Home Bistro By-laws. True and complete copies of all minute books of Home Bistro have been made available by Home Bistro to the Company.

Section 4.3 Capitalization.

(a) The authorized capital stock of Home Bistro consists of 110,000,000 shares of capital stock consisting of: (i) 100,000,000 shares of Common Stock, par value of $0.0001 per share; and (ii) 10,000,000 shares of blank check preferred stock, par value of $0.0001 per share. As of the Effective Time, 50,849 (0 shares of Home Bistro Common Stock (other than treasury shares) were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (B) no shares of Home Bistro Common Stock were held in the treasury of Home Bistro. As of the Effective Time, 0 shares of preferred stock were issued and outstanding. All capital stock or other equity securities of Home Bistro have been issued in compliance with applicable federal and state securities laws. Home Bistro does not have any subsidiaries.

(b) Except as otherwise disclosed on Section 4.3 of the Home Bistro Disclosure Schedule, as of the Effective Time, there were no options, warrants or other rights, agreements, arrangements or commitments of any character to which Home Bistro is a party or by which Home Bistro is bound relating to the issued or unissued capital stock or other equity interests of Home Bistro, or securities convertible into or exchangeable for such capital stock or other equity interests, or obligating Home Bistro to issue or sell any shares of its capital stock or other equity interests, or securities convertible into or exchangeable for such capital stock of, or other equity interests in, Home Bistro. Home Bistro has not issued any shares of its capital stock, or securities convertible into or exchangeable for such capital stock or other Equity Interests, other than those shares of capital stock reserved for issuance as set forth in this Section 4.3 or Section 4.3 of the Home Bistro Disclosure Schedule. Home Bistro has previously provided the Company with a true and complete list, as of the date hereof, of the shareholders of Home Bistro.

(c) There are no outstanding contractual obligations of Home Bistro (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of, or (E) granting any preemptive or antidilutive right with respect to, any shares of Home Bistro Common Stock or any capital stock of, or other equity interests in, Home Bistro. There are no outstanding contractual obligations of Home Bistro to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

(d) Home Bistro does not have outstanding any bonds, debentures, notes, or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Home Bistro on any matter. Home Bistro has not adopted a stockholders’ rights plan.

Section 4.4 Authority.

(a) Home Bistro has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Home Bistro and the consummation by Home Bistro of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Home Bistro and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly authorized and validly executed and delivered by Home Bistro and constitutes a legal, valid and binding obligation of Home Bistro, enforceable against Home Bistro in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) The Board of Directors of Home Bistro (the “Home Bistro Board”by resolutions duly adopted by unanimous written consent and not subsequently rescinded or modified in any way (the “Home Bistro Board Approval”), has duly (i) declared that this Agreement and the transactions contemplated hereby (including the Merger) are advisable and fair to, advisable and in the best interests of Home Bistro and its stockholders, and (ii) approved and adopted this Agreement and the transactions contemplated hereby (including the Merger); and (iii) the Board resolved to recommend  that the stockholders of Home Bistro adopt this Agreement and vote for the approval of the Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by Home Bistro’s stockholders in accordance with this Agreement.

Section 4.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Home Bistro does not, and the performance of this Agreement by Home Bistro will not (A) contravene, conflict with or result in a violation of any provision of the Home Bistro Certificate or Home Bistro By-laws, (B) (assuming that all consents, approvals, authorizations and permits described in Section 4.5(b) have been obtained and all filings and notifications described in Section 4.5(b) have been made and any waiting periods thereunder have terminated or expired) conflict with or violate any Law applicable to Home Bistro or any order, writ, injunction, judgment or decree to which Home Bistro,  or any of the property or asset of Home Bistro is subject, bound or affected, or (C) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Home Bistro pursuant to, any contract or other instrument or obligation, except, with respect to clauses (B) and (C), for any such conflicts, violations, consents, approvals, breaches, losses, defaults or other occurrences which would not, individually or in the aggregate, have a material adverse effect. The execution and delivery of this Agreement by Home Bistro does not, and the performance of this Agreement by Home Bistro will not, contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any authorization that is held by Home Bistro, except as would not reasonably be expected to be material to Home Bistro or its business.

(b) The execution and delivery of this Agreement by Home Bistro does not, and the performance of this Agreement by Home Bistro will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other person, except (A) under the Exchange Act, the Securities Act, applicable Blue Sky Law and the filing and recordation of the Certificate of Merger as required by the DGCL and (B) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a material adverse effect.

(c) The execution and delivery of this Agreement by Home Bistro does not, and the performance of this Agreement by Home Bistro will contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, sublicense or other legally binding commitment or undertaking of any nature to which such person is a party or by which such person or any of its assets are bound or affected under applicable Law agreements, document or contract (“Material Contract”), or give any person the right to: (i) declare a default or exercise any remedy under any Home Bistro Material Contract; (ii) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Home Bistro Material Contract; (iii) accelerate the maturity or performance of any Home Bistro Material Contract; or (iv) cancel, terminate or modify any term of any Home Bistro Material Contract, except in the case of any non-material breach, default, penalty or modification.

(d) result in the imposition or creation of any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset (“Encumbrance”)  upon or with respect to any asset owned or used by Home Bistro.

(e) Except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, Home Bistro is not nor will it be required to make any filing with or give any notice to, or to obtain any consent from, any person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the contemplated transactions, which if individually or in the aggregate were not given or obtained, would reasonably be expected to prevent or materially delay the ability of Home Bistro to consummate the contemplated transactions.

Section 4.6 Financial Statements.

(a)  Home Bistro has delivered to the Company true and complete copies of (i) the audited consolidated financial statements of Home Bistro as of the periods ending December 31, 2017 and December 31, 2018 (including the notes thereto) and unaudited consolidated balance sheets at September 30 2019, (“Unaudited Balance Sheet”) together with related unaudited consolidated statements of income, stockholders’ equity and cash flows, and notes thereto, of the Company for the nine (9) months then ended (the “Home Bistro Financial Statements”) which were prepared in accordance with GAAP applied (except as may be indicated in the notes thereto) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and present fairly the consolidated financial position, results of operations and cash flows of Home Bistro as of the respective dates thereof and for the respective periods indicated therein. The books and records of Home Bistro have been, and are being, maintained in accordance with applicable material legal and accounting requirements.

(b) Except as and to the extent set forth on the balance sheet of Home Bistro included in the Home Bistro Financial Statements,  Home Bistro has no liabilities indebtedness, or expense of any kind, whether accrued, absolute, contingent, matured or unmatured (whether or not required to be reflected in the financial statements in accordance with GAAP) or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for normal year-end adjustments and liabilities or obligations incurred in the ordinary course of business that would not, individually or in the aggregate, have a material adverse effect.

(c) Home Bistro maintains accurate books and records reflecting their assets and liabilities and maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of the financial statements of Home Bistro and to maintain accountability of Home Bistro’s assets; (iii) access to Home Bistro’s assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for Home Bistro’s  assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.  Home Bistro  maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes.

(d) There have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer or chief financial officer or the Home Bistro Board of Directors or any committee thereof.  Neither Home Bistro nor its independent auditors have identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by Home Bistro, (ii) any fraud, whether or not material, that involves Home Bistro, its management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Home Bistro, or (iii) any claim or allegation regarding any of the foregoing.

(e) Between the date of Home Bistro Unaudited  Balance Sheet and the date of this Agreement, Home Bistro has conducted its business only in the ordinary course of business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any change, event, circumstance, or development that would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of Home Bistro (a “Home Bistro Material Adverse Effect”).

Section 4.7 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Home Bistro.

Section 4.8 Tax Treatment. Home Bistro, has not taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Home Bistro is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.9 Litigation. Except as and to the extent disclosed in Section 4.9 of the Home Bistro Disclosure Schedule, (a) there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Home Bistro, threatened in writing against Home Bistro; and (b) Home Bistro is not subject to any outstanding and unsatisfied order, writ, injunction, decree or arbitration ruling, award or other finding. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Home Bistro, threatened in writing against Home Bistro that, as of the date hereof, challenges the validity or propriety, or seeks to prevent consummation of, the Merger or any other transaction contemplated by this Agreement.

Section 4.10 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Home Bistro Common Stock are the only votes of the holders of any class or series of capital stock or other equity securities of Home Bistro necessary to approve this Agreement and the transactions contemplated hereby, including the Merger (the “Home Bistro Stockholder Approval”).

Section 4.11    Taxes.

(a)  Except as otherwise disclosed on the Home Bistro Disclosure Schedule, Home Bistro has prepared and timely filed all material tax returns required to be filed relating to any and all taxes concerning or attributable to Home Bistro and its operations, and such tax returns have been completed in accordance with applicable legal requirements in all material respects. Home Bistro has paid or withheld all taxes required to be paid or withheld with respect to their Employees and have paid over to the appropriate Taxing authority all such taxes. Home Bistro has executed any outstanding waiver of any statute of limitations on or outstanding extension of the period for the assessment or collection of any Tax.

(b)  No audit or other examination of any tax return of Home Bistro is presently in progress, nor has Home Bistro been notified in writing of any request for such an audit or other examination.

(c)  Home Bistro has no liabilities for unpaid taxes which have not been accrued or reserved on the Home Bistro Balance Sheet in accordance with GAAP, and Home Bistro has not incurred any liability for taxes since the date of the Home Bistro Balance Sheet other than in the ordinary course of business. There are no liens on the assets of Home Bistro relating to or attributable to taxes.

(d) Home Bistro has not been, during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States Real Property Holding Company” within the meaning of Section 897(c)(2) of the Code.  Home Bistro (i) has never been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return, (ii) owes no amount under any tax sharing, indemnification or allocation agreement, (iii) has any liability for the taxes of any person (other than Home Bistro) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign legal requirements), as a transferee or successor, by contract, or otherwise.  Home Bistro has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(e)  There is no agreement, plan, arrangement or other contract covering any current or former employee or other service provider of Home Bistro to which Home Bistro is a party or by which Home Bistro is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could be expected to, as a result of the transactions contemplated hereby, give rise directly or indirectly to the payment of any amount that would be characterized as an “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign tax law.  No employee, director, consultant or other service provider of Home Bistro is entitled to receive any additional gross up payment from Home Bistro by reason of any taxes imposed by Section 4999 of the Code.

(f)  There is no contract of Home Bistro covering any of its employees that, considered individually or considered collectively with any other such contract of Home Bistro, will, or would reasonably be expected to, as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that could reasonably be expected to be non-deductible under Section 162(m) of the Code (or any corresponding or similar provision of state, local or foreign Tax Legal Requirements).

Section 4.12    Compliance.  Home Bistro is not in any material respect in conflict with, or in default or in violation of, any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any governmental entity applicable to Home Bistro  or by which Home Bistro or any of its businesses or properties is bound or affected, including, any laws, rules or regulations relating to anticompetitive or unfair pricing or trade practices, false advertising, consumer protection, export or import controls, government contracting, antikickback compliance, occupational health and safety, equal employment opportunities, fair employment practices, and sex, race, religious and age discrimination.  There is no judgment, injunction, order or decree binding upon Home Bistro which has or would reasonably be expected to have the effect of prohibiting or materially impairing the Home Bistro’s business or the parties’ ability to consummate the transactions contemplated herein. Home Bistro hold all required governmental authorizations which are material to the operation of the business of Home Bistro as currently conducted (the “Home Bistro Permits”).  Section 4.12 of the Home Bistro Disclosure Schedule identifies each Home Bistro Permit.  Home Bistro is in material compliance with the terms of the Home Bistro Permits.  No Legal Proceeding is pending or, to the knowledge of Home Bistro threatened, which seeks to revoke, limit, suspend, or materially modify any Home Bistro Permit.  The rights and benefits of each Home Bistro Permit will be available to the Surviving Corporation, immediately after the Effective Time on terms substantially identical to those enjoyed by the Home Bistro as of the date of this Agreement and immediately prior to the Effective Time.

Section 4.13 Employee Plans.

(a)  Home Bistro has not maintained, established, sponsored, participated in, or contributed to any material plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded (herein, a “Home Bistro Employee Plan”), including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of the ERISA. Except as set forth in Section 4.13 to the Home Bistro Disclosure Schedule, Home Bistro is not a party, and never has been a party, to any employment, severance, consulting, relocation, or other agreement or contract under which Home Bistro has a current material obligation (herein, a “Home Bistro Employee Agreement”). Home Bistro has no commitment to establish any new Home Bistro Employee Plan or Home Bistro Employee Agreement, to materially modify any Home Bistro Employee Plan or Home Bistro Employee Agreement (except to the extent required by applicable legal requirements), or to adopt or enter into any Home Bistro Employee Plan or Home Bistro Employee Agreement.

(b) Home Bistro has never maintained, established, sponsored, participated in, or contributed to, any (i) Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code; (ii) Multiemployer Plan; (iii) “multiple employer plan” as defined in ERISA or the Code; or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code.  No Home Bistro Employee Plan provides health benefits that are not fully insured through an insurance contract.

(c)  Home Bistro is not in conflict with, or in default under or in violation of, any applicable foreign, federal, state and local laws, regulations, or collective bargaining agreements or arrangements respecting employment, employment practices, terms and conditions of employment, Tax withholding, prohibited discrimination, equal employment, fair employment practices, immigration status, employee safety and health, and wages and hours, except for those conflicts, defaults or violations that, individually or in the aggregate, would not, individually or in the aggregate, have a material adverse effect.

(d)  Home Bistro is not a party to any collective bargaining agreement or union contract with respect to Home Bistro employees and no collective bargaining agreement is being negotiated by Home Bistro.  There is no labor dispute, strike or work stoppage against Home Bistro pending or, to the knowledge of Home Bistro, threatened or reasonably anticipated.  As of the date hereof, there are no actions, suits, claims, or proceedings pending, or, to the knowledge of Home Bistro, threatened against Home Bistro, relating to any labor, safety or discrimination matters involving any Home Bistro employee, including, without limitation, charges of material unfair labor practices or discrimination complaints.

Section 4.14 Real Property.

Home Bistro does not currently own, or has ever owned, any real property.

Section 4.15 Takeover Statutes.

The Board of Directors of Home Bistro has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions DGCL Section 203, to the extent applicable. To the knowledge of Home Bistro, no other state takeover or similar statute or regulation (each, a “Takeover Statute”) is applicable to the Merger or the other transactions contemplated by this Agreement.

Section 4.16 Intellectual Property.

Home Bistro owns, or has the legal and valid right to use, as currently being used by Home Bistro, all intellectual property owned by, licensed to, or controlled by Home Bistro that is necessary for or used in the business of Home Bistro as presently conducted (“Home Bistro IP Rights”), and with respect to Home Bistro IP Rights that are owned by Home Bistro, has the right to bring actions for the infringement of such Home Bistro IP Rights.

(a)  Section 4.16 of the Home Bistro Disclosure Schedule sets forth an accurate, true and complete listing of all Home Bistro IP Rights that are owned by Home Bistro that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights, and registered trademarks (including domain names) and all applications for any of the foregoing and to the knowledge of Home Bistro, all Home Bistro Rights that are exclusively licensed to Home Bistro that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights, and registered trademarks (including domain names) and all applications for any of the foregoing, and, specifying as to each such item, as applicable, the owner(s) of record (and, in the case of domain names, the registrar), jurisdiction of application and/or registration, the application and/or registration number, the date of application and/or registration, and the status of application and/or registration.  To Home Bistro’s knowledge, each item of Home Bistro IP Rights that is registered is and at all times has been filed and maintained in compliance with all applicable Law and all filings, payments, and other actions required to be made or taken to maintain such item of registration  in full force and effect have been made by the applicable deadline.

(b)  Section 4.16 of the Home Bistro Disclosure Schedule accurately identifies (i) all material Home Bistro Contracts pursuant to which Home Bistro IP Rights are licensed to Home Bistro (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other intellectual property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of the Home Bistro products or services, (B) any intellectual property licensed ancillary to the purchase or use of equipment, reagents or other materials and (C) any confidential information provided under confidentiality agreements), and (ii) whether the license or licenses granted to Home Bistro are exclusive or non-exclusive.

(c)    Section 4.16 of the Company Disclosure Schedule accurately identifies each material Home Bistro Contract pursuant to which Home Bistro has granted any license under, or any right (whether or not currently exercisable) or interest in, any Home Bistro IP Rights to any person.

(d) There is no current or pending action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel (a “Legal Proceeding”) (including, but not limited to, opposition, interference, inter partes review, or other proceeding in any patent or other government office) contesting the validity, ownership or right to use, sell, license or dispose of any Home Bistro IP Rights or products or technologies, nor has Home Bistro received any written notice asserting or suggesting that any such Home Bistro IP Rights, or Home Bistro’s right to use, sell, license or dispose of any such Home Bistro IP Rights or products or technologies conflicts with or infringes or misappropriates or will conflict with or infringe or misappropriate the rights of any other person.(e) Each Person who is or was an employee or contractor of Home Bistro and who is or was involved in the creation or development of any material Home Bistro IP Rights has signed a valid, enforceable agreement containing an assignment of such intellectual property to Home Bistro and confidentiality provisions protecting confidential information of Home Bistro. No current or former stockholder, officer, director, or employee of Home Bistro has any claim, right (whether or not currently exercisable), or interest to or in any Home Bistro IP Rights purported to be owned by Home Bistro.  To the Knowledge of Home Bistro, no employee of the Company or any or any of its Subsidiaries is (i) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Home Bistro or (ii) in breach of any Contract with any former employer or other person concerning Home Bistro IP Rights purported to be owned by Home Bistro or confidentiality provisions protecting trade secrets and confidential information comprising Home Bistro IP Rights purported to be owned by Home Bistro.

Section 4.17 Assets.

Home Bistro owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all assets reflected on the Home Bistro Unaudited Balance Sheet; and (b) all other assets reflected in the books and records of Home Bistro as being owned by Home Bistro.  All of such assets are owned or, in the case of leased assets, leased by Home Bistro free and clear of any Encumbrances.

Section 4.18 Contracts and Agreements.

(a)        Section 4.18 of the Home Bistro Disclosure Schedule identifies each of the material Home Bistro Contract in effect as of the date of this Agreement (each, a “Home Bistro Material Contract”and collectively, the “Home Bistro Material Contracts”):

(i)         each Home Bistro Contract relating to any agreement of indemnification or guaranty not entered into in the ordinary course of business;

(ii)        each Home Bistro Contract containing (A) any covenant limiting the freedom of Home Bistro or the Surviving Corporation to engage in any line of business or compete with any person, (B) any most-favored pricing arrangement, (C) any exclusivity provision, or (D) any non-solicitation provision;

(iii)     each Home Bistro Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $100,000 pursuant to its express terms and not cancelable without penalty;

(iv)       each Home Bistro Contract relating to the disposition or acquisition of material assets or any ownership interest in any entity;

(v)      each Home Bistro Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Encumbrances with respect to any assets of Home Bistro or any loans or debt obligations with officers or directors of Home Bistro;

(vi)      each Home Bistro Contract requiring payment by or to Home Bistro after the date of this Agreement in excess of $100,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions); (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Home Bistro; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Home Bistro has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Home Bistro has continuing obligations to develop any intellectual property that will not be owned, in whole or in part, by Home Bistro; or (D) any Contract to license any third party to manufacture or produce any product, service or technology of Home Bistro or any Contract to sell, distribute or commercialize any products or service of Home Bistro;

(vii)      each Home Bistro Contract with any person, including any financial advisor, broker, finder, investment banker or other person, providing advisory services to the Company in connection with the contemplated transactions;

(viii)     each Home Bistro real estate lease;

(ix)       each Home Bistro Contract with any Governmental Body;

(x)        each Home Bistro IP Rights Agreement;

(xi)       each Home Bistro Contract containing any royalty, dividend or similar arrangement based on the revenues or profits of Home Bistro; or

(xii)     any other Home Bistro Contract that is not terminable at will (with no penalty or payment) by Home Bistro, and (A) which involves payment or receipt by Home Bistro after the date of this Agreement under any such agreement, contract or commitment of more than $100,000 in the aggregate, or obligations after the date of this Agreement in excess of $100,000 in the aggregate, or (B) that is material to the business or operations of the Home Bistro.

(b)            Home Bistro has delivered or made available to Company accurate and complete copies of all Home Bistro Material Contracts, including all amendments thereto.  Except as set forth in Section 1.1(b) of the Home Bistro Disclosure Schedule, there are no Home Bistro Material Contracts that are not in written form.  Neither Home Bistro, nor to Home Bistro’s knowledge, as of the date of this Agreement has any other party to a Home Bistro Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Home Bistro Material Contract in such manner as would permit any other party to cancel or terminate any such Home Bistro Material Contract, or would permit any other party to seek damages which would reasonably be expected to be material to Home Bistro or its business.  As to Home Bistro, as of the date of this Agreement, each Home Bistro Material Contract is valid, binding, enforceable and in full force and effect.  No person is renegotiating, or has a right pursuant to the terms of any Home Bistro Material Contract to change, any material amount paid or payable to Home Bistro under any Home Bistro Material Contract or any other material term or provision of any Home Bistro Material Contract.

Section 4.19 Environmental Matter.

Home Bistro has complied with all applicable federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Law or regulation relating to emissions, discharges, releases or threatened releases of hazardous materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous material (“Environmental Laws”), which compliance includes the possession by Home Bistro of all permits and other governmental authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in such compliance that, either individually or in the aggregate, would not reasonably be expected to be material to Home Bistro or its business.  Home Bistro has not received, any written notice or other communication (in writing or otherwise), whether from a Governmental Body or other person, that alleges that Home Bistro is not in compliance with or has liability pursuant to any Environmental Law and, to the knowledge of Home Bistro, there are no circumstances that would reasonably be expected to prevent or interfere with the Company’s or any of its Subsidiaries’ compliance in any material respects with any Environmental Law, except where such failure to comply would not reasonably be expected to be material to Home Bistro or its business.   No current or (during the time a prior property was leased or controlled by Home Bistro) prior property leased or controlled by Home Bistro has had a release of or exposure to hazardous materials in material violation of or as would reasonably be expected to result in any material liability of Home Bistro pursuant to Environmental Law.  No consent, approval or governmental authorization of or registration or filing with any Governmental Body is required by Environmental Laws in connection with the execution and delivery of this Agreement or the contemplated transactions.

Section 4.20 Insurance.

Home Bistro has delivered or made available to Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Home Bistro.  Each of such insurance policies is in full force and effect and Home Bistro is in compliance in all material respects with the terms thereof.  Other than customary end of policy notifications from insurance carriers, Home Bistro has not received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy.  Home Bistro has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding that is currently pending against Home Bistro for which Home Bistro has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Home Bistro of its intent to do so.

ARTICLE V

COVENANTS

Section 5.1 Tax-Free Reorganization Treatment.

(a) The Company and Home Bistro shall use their commercially reasonable best efforts, and shall cause their respective subsidiaries to use their commercially reasonable best efforts, to take or cause to be taken any action necessary for the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. Neither the Company nor Home Bistro shall, nor shall they permit any of their respective subsidiaries to, take or cause to be taken any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(b) This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each of the Company and Home Bistro shall report the Merger as a reorganization within the meaning of Section 368 of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

Section 5.2 Preparation of the Form 8-K.

As promptly as practicable after the date hereof, Home Bistro and the Company shall cooperate and work together in good faith to prepare one or more Current Reports on Form 8-K under the Exchange Act (including any amendments thereof, the “Form 8-K”) as required by the Exchange Act for disclosure of the transactions contemplated hereby.  Home Bistro and Company shall cooperate and work together in good faith to prepare one or more, such Form 8-Ks to be filed by Company with the SEC, from time to time after the Closing, as required by applicable Legal Requirements.  Such Form 8-Ks shall comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and shall contain all information regarding Home Bistro, the Company and the transactions contemplated herein as would be required to be contained in a General Form for Registration of Securities on Form 10, including the consent of Home Bistro’s independent accountants as to the filing of Home Bistro’s financial statements contained therein, to the extent applicable, except that Home Bistro and Company shall be permitted to defer the filing of pro forma financial information to the extent permitted to do so under applicable laws and regulations  (a final draft capable of being filed with the SEC shall be referred to as the “Final Draft Form 8-K”).

Section 5.3  Home Bistro Stockholder Approval

Home Bistro shall use reasonable best efforts to obtain the Home Bistro Stockholder Approval within twenty (20) business days following the date hereof in compliance with applicable legal requirements.

Section 5.4 Regulatory Matters; Reasonable Best Efforts.

(a) Each party hereto shall cooperate and promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions and filings, and shall use reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things in order to obtain all approvals and authorizations of all governmental entities, necessary or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger and the other transactions contemplated by this Agreement. Home Bistro shall have the right to review and approve in advance all characterizations of the information relating to Home Bistro, on the one hand, and the Company shall have the right to review and approve in advance all characterizations of the information relating to the Company, on the other hand, in either case, that appear in any application, notice, petition or filing made in connection with the Merger or the other transactions contemplated by this Agreement with any governmental entity. Home Bistro and the Company agree that they will consult and cooperate with each other with respect to the obtaining of all such necessary approvals and authorizations of governmental entities.

(b)  Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts (subject to, and in accordance with, applicable legal requirements) to take, or cause to be taken, promptly all actions, and to do, or cause to be done, promptly and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary consents or waivers from third parties and governmental entities, (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.  Notwithstanding the foregoing, nothing in this Section 5.4(b) shall (i) limit any applicable rights a party may have to terminate this Agreement pursuant to  Section 7.1 so long as such party has up to then complied in all material respects with its obligations under this  Section 5.4(b) or require any party to offer, accept or agree to (A) dispose or hold separate any part of its businesses, operations, assets or product lines, (B) not compete in any geographic area or line of business, (C) restrict the manner in which, or whether, such party or any of its affiliates may carry on business in any part of the world or (D) pay any consideration (other than ordinary course filing, application or similar fees and charges) to obtain any approval, consent or waiver from a third party necessary, proper or advisable to consummate the transactions contemplated hereby, including the Merger or (iii) require any party to this Agreement to contest or otherwise resist any administrative or judicial action or proceeding, including any proceeding by a private party, challenging any of the transactions contemplated hereby, including the Merger, as violative of any antitrust law.

ARTICLE VI

CLOSING CONDITIONS

Section 6.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

(a) No Order. No governmental entity, nor any federal or state court of competent jurisdiction or arbitrator shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or finding or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement.

(b) Consents and Approvals. All material consents, approvals and authorizations of any governmental entity required of Home Bistro, the Company or any of their subsidiaries shall have been obtained.

(c) Execution and Delivery of Lock-Up and Leak-Out Agreements. Each stockholder listed on attached Schedule A shall execute and deliver to the Company a Lock-Up and Leak-Out agreement on or prior to the Effective Time.  A stockholder shall not receive its respective certificate evidencing its shares of Company Common Stock unless and until it has executed and delivered its Lock-Up and Leak-Out agreement to the Company.

Section 6.2 Additional Conditions to Obligations of the Company and Merger Sub. The obligations of the Company and Merger Sub to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of Home Bistro contained in this Agreement shall be true and correct (without giving effect to any limitation as to materiality set forth therein) at and as of the Effective Time as if made at and as of such time, except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a material adverse effect.

(b) Agreements and Covenants. Home Bistro shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) No Material Adverse Effect. Since the date hereof, there shall not have been any change, event, occurrence or development that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on Home Bistro.

(d) Closing Certificates. The Company shall have received a certificate signed by the Chief Executive Officer of Home Bistro, in his individual and corporate capacity, dated the Effective Time, to the effect that, to his knowledge, the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied.

(e) Resignation of Officers and Directors. Officer and Directors of the Company shall, at the Effective Time, deliver to Home Bistro their respective resignations from any and all positions that they may have at the Company or its Subsidiaries.

Section 6.3 Additional Conditions to Obligations of Home Bistro. The obligation of Home Bistro to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any limitation as to materiality set forth therein) at and as of the Effective Time as if made at and as of such time, except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a material adverse effect.

(b) Agreements and Covenants. The Company and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by each of them on or prior to the Effective Time.

(c) No Material Adverse Effect. Since the date hereof, there shall not have been any change, event, occurrence or development that, individually or, in the aggregate, has had or could reasonably be expected to have a material adverse effect on the Company or Merger Sub.

(d) Closing Certificates. Home Bistro shall have received a certificate signed by the Chief Executive Officer of the Company, in his individual and corporate capacity, dated the Effective Time, to the effect that, to his knowledge, the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c) have been satisfied.

(e) Consents and Approvals. All material consents, approvals and authorizations of any person other than a Governmental Entity required to be set forth in Section 3.5 or Section 4.5 or the related sections of the Company Disclosure Schedule or the Home Bistro Disclosure Schedule, as applicable, shall have been obtained.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or the stockholders of Home Bistro:

(a) By mutual written consent of Home Bistro and the Company, by action of their respective Boards of Directors;

(b) By either the Company or Home Bistro if the Merger shall not have been consummated prior to March      , 2020 (such date, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including without limitation such party’s obligations set forth in Section 5.7) has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Outside Date;

(c) By either the Company or Home Bistro if any governmental entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and non-appealable (which order, decree, ruling or other action the parties shall have used their commercially reasonable best efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 5.7);

(d) By written notice of Home Bistro (if Home Bistro is not in material breach of its obligations or its representations and warranties under this Agreement), if there has been a breach by the Company or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement which (i) would result in a failure of a condition set forth in Section 6.3(a) or 6.3(b); and (ii) cannot be cured prior to the Outside Date; provided that Home Bistro shall have given the Company written notice, delivered at least twenty (20) days prior to such termination, stating Home Bistro’s intention to terminate this Agreement pursuant to this Section 7.1(d) and the basis for such termination;

(e) By written notice of the Company (if the Company is not in material breach of its obligations or its representations and warranties under this Agreement), if there has been a breach by Home Bistro of any representation, warranty, covenant or agreement contained in this Agreement which (i) would result in a failure of a condition set forth in Section 6.2(a) or 6.2(b) and (ii) cannot be cured prior to the Outside Date; provided that the Company shall have given Home Bistro written notice, delivered at least twenty (20) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(e) and the basis for such termination; or

(f) By written notice of either Home Bistro or the Company if (i) the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting duly convened therefor (or at any adjournment or postponement thereof), or (ii) the Home Bistro Stockholder Approval shall not have been obtained at the Home Bistro Stockholders’ Meeting duly convened therefor (or at any adjournment or postponement thereof).

Section 7.2 Effect of Termination; Limitation on Liability. In the event of termination of this Agreement by either Home Bistro or the Company as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Home Bistro or the Company or their respective subsidiaries, officers or directors except (x) with respect to this Section 7.2 and Article VIII and (y) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by the other party of any representations, warranties, covenants or other agreements set forth in this Agreement.

Section 7.3 Amendment. To the extent permitted by applicable Law, this Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Home Bistro and the Company; provided, that after any such approval, no amendment shall be made that by law requires further approval by the Company’s or Home Bistro’s stockholders, as the case may be, without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 7.4 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other party with any of the agreements or conditions contained herein.

Section 7.5 Fees and Expenses. Subject to Section 7.2(a), Section 7.2(b) and Section 7.2(c) hereof, all expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same (including, but not limited to, fees and expenses of counsel, accountants, investment bankers and other advisors).

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Non-Survival of Representations and Warranties. The representations and warranties of Home Bistro contained in ARTICLE IV of this Agreement, or in any certificate or other writing delivered pursuant hereto or thereto or in connection herewith or therewith, shall survive the Closing until the twelve (12) month anniversary of the Closing Date (the “Survival Period”); provided that the representations and warranties of the Company set forth in Sections 4.1 (Organization; Standing and Power; Subsidiaries), 4.2 (Capital Structure), 4.3 (Authority; Non-Contravention; Necessary Consent), 4.5 (Undisclosed Liabilities), and 4.7 (Taxes) (collectively, the “Specified Representations”) shall survive until the expiration of the applicable statute of limitations applicable to claims related thereto.  The covenants and agreements of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing indefinitely or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by law.  Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

Section 8.2 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next business day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by national overnight courier, in each case as follows:

If to Home Bistro, addressed to it at:

Home Bistro, Inc.

4014 Chase Avenue, #212

Miami Beach, FL 33140

with a copy to:

Faegre, Drinker, Biddle & Reath LLP

1177 Avenue of the Americas, 41st Floor

New York, NY 10036

Attention: Peter J. Gennuso, Esq.

If to the Company or Merger Sub, addressed to it at:

Gratitude Health, Inc.
11760 US1, Ste W507

Palm Beach Gardens, FL 33408

With a copy to:

Gracin & Marlow, LLP

The Chrysler Building

405 Lexington Avenue, 26th Floor

New York, New York 10174

Email: lmarlow@gracinmarlow.com

Section 8.3 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 8.5 Entire Agreement. This Agreement (together with the Exhibits, Home Bistro Disclosure Schedule and Company Disclosure Schedule and the other documents delivered pursuant hereto) constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof, and except as otherwise expressly provided herein, is not intended to confer upon any other person any rights or remedies hereunder.

Section 8.6 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in such courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by law, in such Federal court, (C) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court and (D) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

Section 8.7 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the Company, Merger Sub and Home Bistro have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GRATITUDE HEALTH, INC.

By:	/s/ Roy Warren, Jr.
Name: Roy Warren, Jr.
Title: Chief Operating Officer

FRESH MARKET MERGER SUB, INC.

By:	/s/ Roy Warren, Jr.
Name: Roy Warren, Jr.
Title: Chief Operating Officer

HOME BISTRO, INC.

By:	/s/ Zalmi Duchman, Jr.
Name: Zalmi Duchman, Jr.
Title: Chief Executive Officer

List of Omitted Exhibits

The following exhibits to the Agreement and Plan of Merger, dated April 20 2020, by and among Gratitude Health, Inc., Fresh Market Merger Sub, Inc. and Home Bistro, Inc. have not been provided herein:

Exhibit C – Disclosure Schedules

•	Company Disclosure Schedules
•	Home Bistro Disclosure Schedules

The registrant hereby undertakes to furnish supplementally a copy of such omitted exhibits to the Securities and Exchange Commission upon request.

EXHIBIT A

DIRECTORS AND OFFICERS OF THE COMPANY AND THE SURVIVING CORPORATION

Directors:

Zalmi Duchman

Michael Finkelstein

Michael Novielli

Officers: Zalmi Duchman, Chief Executive Officer

Carlo Ricci, Chief Operating Officer

EXHIBIT B

BOARD OF DIRECTORS AND OFFICERS OF THE COMPANY

Directors:

Roy G. Warren, Jr.

Mike Edwards

Bruce Zanca

Officers:

Roy G. Warren, Jr. Chief Operating Officer

EXHIBIT C

DISCLOSURE SCHEDULES

SCHEDULE A

LOCK-UP/LEAK-OUT SHAREHOLDERS